Exhibit 99.1

Ark Restaurants Declares Special Dividend and Resumption of Regular Quarterly Dividend

NEW YORK--(BUSINESS WIRE)--September 16, 2009--Ark Restaurants Corp. (NASDAQ:ARKR) announced today that the Board of Directors declared a $1.00 special dividend and will resume paying a regular quarterly dividend in the amount of $0.25 per share beginning with the first quarter of the Company’s upcoming fiscal year.

Michael Weinstein, the Company’s Chairman and Chief Executive Officer, stated that “it has been the policy of our Company to return excess cash to shareholders as long as this policy is consistent with maintaining a strong balance sheet for current and future business needs. We invoked a very conservative approach last year and suspended paying dividends because of uncertainty as to how the Company would perform in a difficult economic and financial environment. The Company’s experience over the last year gives us comfort that a special dividend along with the resumption of a regular quarterly dividend, beginning with the first quarter of the Company’s upcoming fiscal year, is a reasonable approach and retains sufficient liquidity to take advantage of opportunities that may be presented.”

The Company’s Board of Directors, therefore, declared a special dividend of $1.00 per share on the Company's common stock to be paid on October 16, 2009 to shareholders of record at the close of business on October 2, 2009.

Ark Restaurants owns and operates 20 restaurants and bars, 30 fast food concepts, catering operations and wholesale and retail bakeries. Seven restaurants are located in New York City, four are located in Washington, D.C., five are located in Las Vegas, Nevada, two are located in Atlantic City, New Jersey, one is located at the Foxwoods Resort Casino in Ledyard, Connecticut and one is located in Boston, Massachusetts. The Las Vegas operations include three restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and nine food court concepts; one bar within the Venetian Casino Resort as well as three food court concepts. The Florida operations under management include five fast food facilities in Tampa, Florida and seven fast food facilities in Hollywood, Florida, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations. In Atlantic City, New Jersey, the Company operates a restaurant and a bar in the Resorts Atlantic City Hotel and Casino. In Boston, Massachusetts, the Company operates a restaurant in the Faneuil Hall Marketplace.

Except for historical information, this news release contains forward-looking statements, which involve unknown risks, and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company's fillings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Ark Restaurants Corp.
Robert Towers, 212-206-8800
bob@arkrestaurants.com